Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Commonwealth Markets Inc. as Manager of Commonwealth Thoroughbreds LLC

We consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-K of our report dated July 22, 2022, with respect to our audit of the balance sheets of Commonwealth Thoroughbreds LLC as of December 31, 2021 and 2020 and the related statements of operations, changes in member's equity and cash flows for the years then ended, and the related notes to the financial statements.

Lexington, Kentucky
July 22, 2022